Exhibit 99.1


December 12, 2003

Media: David Morris, (907) 265-5396, dmorris@gci.com
Investors: Bruce Broquet, (907) 868-6660, bbroquet@gci.com


FOR IMMEDIATE RELEASE

                         ALASKA SUPREME COURT REMANDS
                  LOCAL TELEPHONE COMPETITION DECISION TO RCA


            ANCHORAGE, AK - Today, the Alaska Supreme Court issued a decision that requires the Regulatory Commission of Alaska (RCA) to reexamine its order that allows full local telephone competition in Fairbanks and Juneau. The Court found that the RCA erred in allocating the burden of proof to ACS and leaves it to the RCA's discretion whether to continue the status quo and whether additional evidentiary hearings are necessary to evaluate the propriety of the rural exemption.

            Today's decision does not affect the competitive local service that GCI presently provides to consumers in Juneau and Fairbanks. Local telephone competition in Anchorage is not affected in any way by the Alaska Supreme Court's order. GCI believes that the procedural requirements embodied by today's decision will have negligible financial effects.

            "Today's ruling by the Alaska Supreme Court marks an important decision point for the State's regulatory commission," said Dana Tindall, GCI senior vice president of regulatory affairs. "It is up to the RCA to decide whether the citizens of Juneau and Fairbanks should continue to enjoy the benefits of competition."

            The RCA on October 11, 1999 allowed full local telephone competition in Fairbanks and Juneau by terminating the "rural exemption" from competition that the predecessor local phone companies in those communities had enjoyed by virtue of the fact that each provided service to fewer than 100,000 access lines. Local telephone competition was made possible through the federal 1996 Telecommunication Act.

            Alaska Communication Systems appealed the decision, and the RCA's decision was upheld by State Superior Court Judge Reese on November 26, 2001. ACS further appealed this decision, and arguments before the Alaska Supreme Court were held on February 15, 2003.

            GCI began offering competitive local telephone service in Fairbanks in June 2001, and in Juneau the following March. GCI estimates consumers in the two cities have already saved more than $1.4 million due to competitive pricing. In addition, GCI has invested approximately $7.7 million in network infrastructure in the two cities. GCI has approximately 10,350 access lines in Fairbanks or 22 percent market share and 6,500 access lines in Juneau or 30 percent market share.

            GCI (Nasdaq:GNCMA) provides local, wireless, and long distance telephone, cable television, Internet and data communication services in Alaska. More information about the company can be found at www.gci.com.

            The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statements sections of Form 10K and 10-Q filed with the Securities and Exchange Commission.


                              #     #     #